EXHIBIT 11.1

                                     EMCON
                        COMPUTATION OF INCOME PER SHARE
                      (In thousands except per share data)

                                            Three months ended  Six months ended
                                                  June 30,          June 30,
                                                1995     1994     1995    1994


Net income .................................   $  711   $  370   $1,108   $  558
   Proforma interest income related
   to modified treasury stock method .......       54       23      109       56
                                               ------   ------   ------   ------

Adjusted net income ........................   $  765   $  393   $1,217   $  614
                                               ======   ======   ======   ======

Weighted average number of common shares
outstanding during the period ..............    8,245    8,109    8,235    7,702

   Common equivalent share from outstanding
   stock options using the modified treasury
   stock method ............................      680      404      679      473
   Incremental shares to reflect full
   dilution (1) ............................        0        0        0        0
                                               ------   ------   ------   ------

Total shares for purposes of calculating
diluted income per share (1) ...............    8,925    8,513    8,914    8,175
                                               ======   ======   ======   ======

Primary income per share ...................   $ 0.09   $ 0.05   $ 0.14   $ 0.08
                                               ======   ======   ======   ======

Fully diluted income per share .............   $ 0.09   $ 0.05   $ 0.14   $ 0.08
                                               ======   ======   ======   ======

- -----------------------

(1) This calculation is submitted in accordance with Regulation S-K Item 601(b)(11) although not required by footnote 2 to paragraph 14 to APB opinion No. 15, because it results in dilution of less than 3%.




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